Exhibit 5.1

[Letterhead of Anderson & Byrd, LLP]

October 22, 2009

The Empire District Electric Company

602 S. Joplin Avenue

Joplin, Missouri  64801

Re:	SEC Registration Statement on Form S-3 (File No. 333-152729)

Ladies and Gentlemen:

We are acting as counsel for The Empire District Electric Company, a Kansas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-152729) (the “Registration Statement”), of up to $400,000,000 principal amount of shares of the Company’s Common Stock, par value $1.00 (the “New Common Stock”), and the related Preference Stock Purchase Rights (the “Rights”) and/or shares of the Company’s Preference Stock, no par value, and/or one or more series of the Company’s unsecured debt securities and/or one or more series of the Company’s First Mortgage Bonds and/or one or more series of the preferred securities of Empire District Electric Trust II or Empire District Electric Trust III (the “New Preferred Securities”) guaranteed by the Company.

The Company has launched an equity distribution program to issue and sell New Common Stock having an aggregate offering price of up to $120,000,000 (the “Shares”) and the Rights appurtenant thereto, pursuant to the prospectus supplement dated February 25, 2009 (and the addendum thereto dated October 22, 2009) to the prospectus dated August 15, 2008, included in the Company’s Registration Statement, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Shares are being offered, issued and sold pursuant to an Equity Distribution Agreement between the Company and UBS Securities LLC, dated February 25, 2009 and amended as of October 22, 2009 (the “Equity Distribution Agreement”).

We advise you that in our opinion:

1.           The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

2.           The Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Equity Distribution Agreement, will be legally issued and fully paid and non-assessable.  The Shares that have been previously issued and delivered in accordance with the terms of the Equity Distribution Agreement have been duly authorized and legally issued and are fully paid and non-assessable.

3.           The Rights have been duly authorized and, when issued in accordance with the terms and conditions of the Equity Distribution Agreement, will be legally issued.  The Rights that have previously been issued in accordance with the terms of the Equity Distribution Agreement have been duly authorized and legally issued.

We hereby consent to the use of a copy of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to said Registration Statement and to the incorporation by reference of this opinion into the Registration Statement.  We also consent to the use of our name and the making of the statements with respect to our firm in the Registration Statement and the Prospectus constituting a part thereof.

Sincerely,

/s/ James G. Flaherty

James G. Flaherty jflaherty@andersonbyrd.com

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